Exhibit 99.1

Valentis, Inc.

Valentis, Inc.	BPC Financial Marketing
Joe Markey	John Baldissera
(650) 697-1900 x369	800-368-1217
markey@valentis.com

VALENTIS APPOINTS JOHN J. REDDINGTON
AS CHIEF OPERATING OFFICER

BURLINGAME, CA, July 1, 2005– Valentis, Inc. (NASDAQ: VLTS) today announced the promotion of John J. Reddington, Ph.D., DVM, to the newly created position of Chief Operating Officer effective July 1, 2005.  Dr. Reddington’s responsibilities include research and development intellectual property and Valentis bioprocessing, Valentis’ contract process development and manufacturing business.

Dr. Reddington joined Valentis in May 2003 as a Senior Vice President.  Prior to joining Valentis, Dr. Reddington served as President and Chief Executive Officer of DiagXotics, Inc., a privately held veterinary biotechnology company for 15 years.  Dr. Reddington received DVM and Ph.D. degrees from Washington State University, a masters degree from the University of Texas, Arlington, and a bachelor of arts degree from Rice University in Houston, Texas.

About Valentis

Valentis is focused on the creation of innovative cardiovascular therapeutics. The Company begins its product development at the stage of a known molecule or protein and applies its expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs. Valentis has a series of technologies that allow the company to generate novel therapeutics to treat a wide range of diseases. While Valentis is focusing its efforts on the development of novel cardiovascular therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These statements are not a guarantee of future performance and are subject to risks and uncertainties that are difficult to predict, including uncertainties related to the timing and costs of completing clinical trials, whether clinical trial results will validate and support the safety and efficacy of a VLTS-934 based product, risks related to the conduct of clinical trials, ability to enroll additional patients, ability to protect the intellectual property related to development of VLTS 934 and the need for additional capital to support operations. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environments. These risks and uncertainties are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2004 and

863A Mitten Road • Burlingame, CA 94010 • Tel. (650) 697-1900 • Fax (650) 652-1990

quarterly report of Form 10-Q for the period ended March 31, 2005, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.